Exhibit 23



          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS




The Board of Directors
WLR Foods, Inc.:


We consent to incorporation by reference in the registration statements on Form S-8 (No.33-27037, No. 33-63364 and No. 33-55649),
on Form S-3 (No. 33-56775) and on Form S-3(D) (No. 33-54692) of WLR
Foods, Inc. of our reports dated August 18, 1998, relating to the consolidated balance sheets of WLR Foods, Inc. and subsidiaries as of June 27, 1998 and June 28, 1997, and the related consolidated statements of operations, shareholders' equity and cash flows for each of the fiscal years in the three-year period ended June 27, 1998, and the related schedule, which reports appear or are incorporated by reference in the June 27, 1998 annual report on Form 10-K of WLR Foods, Inc.


                        /s/ KPMG Peat Marwick LLP




Richmond, Virginia
September 25, 1998
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